UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

---------------------

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2006

---------------------

Diamond Jo, LLC	Peninsula Gaming, LLC	Peninsula Gaming Corp.
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)

Delaware	Delaware	Delaware
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)

42-1483875	20-0800583	25-1902805
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)

3rd Street Ice Harbor

P.O. Box 1750

Dubuque, Iowa 52001-1750

(Address of executive offices, including zip code)

(563) 583-7005

(Registrant's telephone number, including area code)

Item 2.02.   Results of Operations and Financial Condition.

On May 10, 2006, Peninsula Gaming, LLC (the “Company”) issued a press release which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in this Current Report on Form 8-K and the attached press release shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be incorporated by reference in any filing under the Securities Act of 1933, except as expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENINSULA GAMING, LLC

By:  /s/  M. Brent Stevens

-------------------------------------

Name: M. Brent Stevens

Title:   Chief Executive Officer

DIAMOND JO, LLC

By: /s/  M. Brent Stevens

-------------------------------------

Name:  M. Brent Stevens

Title:    Chief Executive Officer

PENINSULA GAMING CORP.

By:  /s/   M. Brent Stevens

-------------------------------------

Name:  M. Brent Stevens

Title:   Chief Executive Officer

Date: May 11, 2006

EXHIBIT INDEX

Exhibit
Number

99.1 – Press release, dated May 10, 2006, issued by Peninsula Gaming, LLC.

Exhibit 99.1

Peninsula Gaming, LLC Announces Financial Results for the Quarter
Ended March 31, 2006

Peninsula Gaming, LLC reports consolidated quarterly net revenue growth of 27% to $52.4 million, operating income growth of 43% to $9.4 million and Adjusted EBITDA growth of 37% to $15.0 million

Diamond Jo Casino and Evangeline Downs Racetrack and Casino report combined quarterly net revenue growth of 24% to $51.2 million, operating income growth of 65% to $11.9 million and Adjusted EBITDA growth of 44% to $16.7 million

(Dubuque, IA – May 10, 2006) Peninsula Gaming, LLC (the "Company") reported financial results for the quarter ended March 31, 2006. The Company is the direct parent of Diamond Jo, LLC ("DJL"), which owns and operates the Diamond Jo Casino in Dubuque, Iowa, The Old Evangeline Downs, L.L.C. ("OED"), which owns and operates Evangeline Downs Racetrack and Casino in Opelousas, Louisiana, and Diamond Jo Worth, LLC (“DJW”), which owns and operates the Diamond Jo Casino in Worth County, Iowa. A conference call with management will be scheduled and announced at a later date.

FIRST QUARTER 2006 RESULTS

Consolidated Results

Net revenues for the first quarter of 2006 increased 27% to $52.4 million, compared to $41.3 million in the first quarter of 2005. Income from operations during the first quarter of 2006 rose 43% to $9.4 million as compared to $6.6 million reported in the first quarter of 2005. Net income to common members’ interest for the first quarter of 2006 was $2.1 million, compared to a net loss of $0.2 million for the first quarter of 2005.

In the first quarter of 2006, the Company reported Adjusted EBITDA (as defined below) of $15.0 million, an increase of 37% when compared to $11.0 million for the first quarter of 2005. The increase was driven by a 77% increase in Adjusted EBITDA at OED in the first quarter of 2006 over the first quarter of 2005. Revenues at OED increased as a result of Hurricane Katrina which hit Southern Louisiana in August 2005 and forced many residents from the Gulf Coast to move north to areas closer to the racino as well as a continued focus on our marketing and player development programs and promotions. The Company’s Adjusted EBITDA margin for the first quarter of 2006 was 29% as compared to 27% for the first quarter of 2005. Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for development expense, pre-opening expense, affiliate management fees and gain or loss on disposal of assets. See the accompanying tables and footnotes, which discuss the Company’s use of Adjusted EBITDA and reconciles Adjusted EBITDA to net income (loss) to common member’s interest.

The Company ended the quarter with $31.5 million of cash (of which $18.4 million is restricted cash). Total debt outstanding at March 31, 2006 was $317.1 million, including the $40.0 million related to a senior secured note offering by DJW during the third quarter of 2005 to help fund the construction of DJW’s new casino and Company wide slot financing of $8.8 million. At March 31, 2006, the Company had $34.0 million available under its $50.0 million revolving credit facility. The Company had cash outflows of $12.2 million related to capital expenditures during the quarter ended March 31, 2006. Of this total, $9.9 million related to construction and development activities at DJW, $1.4 million related to construction, leasehold improvements and development activities for new off-track betting parlors ("OTBs") at OED, and $0.6 million and $0.3 million related to non-construction related improvements and maintenance capital expenditures at DJL and OED, respectively.

Diamond Jo

In the first quarter of 2006, net revenues at the Diamond Jo decreased 7% to $12.6 million from $13.5 million in the first quarter of 2005. Net revenues include casino revenues of $12.0 million and food and beverage and other revenues of $1.0 million, less promotional allowances of $0.4 million. Adjusted EBITDA at the Diamond Jo decreased 12% to $3.8 million for the first quarter of 2006 from $4.3 million in the first quarter of 2005. We believe this decrease was primarily attributed to a local competitor’s expansion of its facility that increased the number of slot machines from 600 to 1,000 in May 2005 and introduced video poker in February 2006 and table games in March 2006.

Evangeline Downs Racetrack and Casino

For the first quarter of 2006, OED's net revenues were $38.6 million, an increase of 39% from $27.8 million in 2005. Net revenues for such period include casino revenues of $29.4 million, racing and off-track betting revenues of $6.7 million, video poker revenues of $0.7 million, and food and beverage and other revenues of $3.2 million, less promotional allowances of $1.4 million. Adjusted EBITDA at OED increased 77% to $12.9 million in the first quarter of 2006 from $7.3 million in the first quarter of 2005 primarily for the reasons stated above. Strong casino revenue increases of 31% in the first quarter of 2006 compared to the first quarter of 2005 contributed to an increase in EBITDA margin to 34% during the first quarter of 2006 from 26% during the first quarter of 2005.

OFF TRACK BETTING PARLORS

During the first quarter of 2006, OED opened its fifth OTB which is located in Eunice, Louisiana. The Eunice facility offers simulcast pari-mutuel wagering seven days a week, a restaurant and full service bar and private parking for the patrons. In addition, we recently completed the installation of 60 video poker machines at such facility which opened to the public on April 26, 2006.

WORTH COUNTY

On May 11, 2005, DJW, in connection with its exclusive agreement with the Worth County Development Authority, was granted a gaming license by the Iowa Racing and Gaming Commission to operate a moored barge in Worth County, Iowa. On April 4, 2006, DJW opened its casino to the public with 511 slot machines, 15 table games and 5 poker tables. In addition, the new facility includes several dining options, including a 150 seat coffee shop and two fast food dining outlets and parking spaces for approximately 750 vehicles.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company’s control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to general economic conditions, competition, risks associated with new ventures, government regulation, including, licensure requirements, legalization of gaming, availability of financing on commercially reasonable terms, changes in interest rates, future terrorist acts, and other factors detailed in the reports filed by the Company with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company assumes no obligation to update such information.

Peninsula Gaming, LLC

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands)

	Three Months Ended March 31, 2006	Three Months Ended March 31, 2005
REVENUES:
Casino	$ 41,439	$ 35,438
Racing	6,702	3,338
Video poker	739	608
Food and beverage	3,530	2,992
Other	1,938	251
Less promotional allowances	(1,914)	(1,323)
Total net revenues	52,434	41,304

EXPENSES:
Casino	20,347	18,189
Racing	5,488	2,742
Video poker	524	467
Food and beverage	2,529	2,334
Other	1,224	98
Selling, general and administrative	7,288	6,511
Depreciation and amortization	4,180	3,938
Pre-opening expense	699	39
Development expense	24	136
Affiliate management fees	781	307
Gain on sale of assets	(30)	(37)
Total expenses	43,054	34,724

INCOME FROM OPERATIONS	9,380	6,580

OTHER INCOME (EXPENSE):
Interest income	203	14
Interest expense, net of amounts capitalized	(7,416)	(6,686)
Interest expense related to preferred member’s interest, redeemable	(90)	(90)
Total other expense	(7,303)	(6,762)

NET INCOME (LOSS) TO COMMON MEMBER’S INTEREST	$ 2,077	$ (182)

Peninsula Gaming, LLC

Supplemental Data Schedule (Unaudited)

(In thousands)

The following is a reconciliation of Adjusted EBITDA to Net Income (Loss) to Common Member’s Interest:

	Adjusted EBITDA Three Months Ended March 31,
	2006	2005
General corporate	$ (1,709)	$ (599)
Diamond Jo	3,762	4,253
Diamond Jo Worth	51
Evangeline Downs	12,930	7,309
Total Adjusted EBITDA (1)	15,034	10,963
General corporate:
Development expense		(53)
Affiliate management fees	(76)
Diamond Jo:
Depreciation and amortization	(995)	(1,009)
Development expense	(12)	(37)
Interest expense, net	(2,354)	(2,412)
Gain/(loss) on disposal of assets	25	(24)
Diamond Jo Worth:
Depreciation and amortization	(18)
Affiliate management fees	(120)
Pre-opening expense	(680)
Interest expense, net	(420)
Evangeline Downs:
Depreciation and amortization	(3,167)	(2,929)
Development expense	(12)	(46)
Pre-opening expense	(19)	(39)
Affiliate management fees	(586)	(307)
Interest expense, net	(4,529)	(4,350)
Gain on disposal of assets	6	61
Net income (loss) to common member’s interest	$ 2,077	$ (182)

(1)    Management uses Adjusted EBITDA as a supplemental financial measure in the evaluation of the performance of its businesses and believes that Adjusted EBITDA provides a meaningful measure of its ability to meet future debt service, capital expenditures and working capital requirements.  Management also believes that Adjusted EBITDA is useful because it is reflective of operating decisions and other factors that affect operating performance.  Management further believes that EBITDA (and varying adjustments thereto) is a commonly used measure of operating performance in the gaming industry and is an important basis for the valuation of gaming companies.  Management uses Adjusted EBITDA to compare operating results among properties and between accounting periods and to develop compensation plans, to measure personnel performance and to allocate capital assets.  Adjusted EB ITDA, however, is not a financial measure under accounting principles generally accepted in the United States (GAAP).  Accordingly, its use should not be construed as an alternative to operating income, as an indicator of the Company's operating performance, or as an alternative to cash flow from operating activities, as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. The Company has significant uses of cash, including capital expenditures, interest payments and debt principal repayments, which are not reflected in Adjusted EBITDA.  Because Adjusted EBITDA excludes some, but not all, items that affect net income (loss) and may vary among companies, Adjusted EBITDA as presented by the Company may not be comparable to similarly titled measures of other companies.

Contacts:

Peninsula Gaming, LLC
Natalie A. Schramm, 563-690-2120